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                                                                     EXHIBIT 2.2

                          CORPORATE SERVICES AGREEMENT


     CORPORATE SERVICES AGREEMENT ("AGREEMENT") dated as of ___________, 19____ between BEI Technologies, Inc., a Delaware corporation ("Technologies") and BEI Electronics, Inc., a Delaware corporation ("Electronics" or
"Electronics/Medical").

                                R E C I T A L S:

     WHEREAS, Electronics desires to obtain certain services, facilities, supplies and equipment from Technologies and Technologies desires to provide same to Electronics/Medical, on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties agree as follows:

     1.   SUBLEASE OF FACILITIES.

          The parties do not presently share any facilities and no sublease of facilities by either party to the other is presently foreseen. However, the parties may by mutual consent, not to be unreasonably withheld, subsequently cooperate to accommodate the office or factory space needs of the other on arms length terms.

     2.   GENERAL & ADMINISTRATIVE.

          Commencing on the date of separation, Technologies will perform certain specialized administrative services for Electronics/Medical as more particularly detailed below. These services will be performed by Technologies' Human Resources and Corporate Accounting and Administrative specialists and will continue for a transition period the duration of which is noted below.

          a. HUMAN RESOURCES. An experienced senior manager will provide consultation, training and oversight of Electronics' regulatory affairs. These affairs consist of such areas as: employment, termination, layoffs, discipline, worker's compensation, etc. This assistance will continue for no more than five quarters.

          b. EMPLOYEE BENEFITS. Technologies' senior staff will oversee, on behalf of Electronics, the continuation, administration, and orderly handoff of all employee fringe benefit programs, payroll systems, and IRS qualified and non-qualified retirement plans. These programs include life, medical, dental and disability income benefits; the ADP payroll systems, a 401(k) retirement savings plan and a deferred compensation plan.

          These services will continue for one full policy year (in the case of the fringe benefit plans) or one full plan year (in the case of the 401(k) plan) beyond the year in which separation occurs.

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          c.   GENERAL LIABILITY AND DIRECTORS AND OFFICERS (D&O) INSURANCE.
Technologies' cognizant manager will oversee on behalf of Electronics the continuation and orderly handoff of responsibility for maintaining these categories of insurance. The service provided will include risk assessment, assurance of policy coverage and liaison with the company's broker(s) and carrier(s). Premiums due from each Company shall be invoiced separately by the insurance provider. This service will continue for one full calendar year beyond the end of the year in which separation occurs.

          d. AUDIT AND TAX PREPARATION. Technologies' corporate accounting staff will supervise and coordinate necessary financial audits and tax preparation activities with Ernst & Young LLP and the orderly handoff of these activities to the audit and federal and state tax service provider(s) ultimately selected by Electronics/Medical. This liaison and oversight will continue through the completion of the fiscal year end audits and tax returns for the fiscal year following the year in which the separation occurs.

          e. SEC COMPLIANCE REPORTING. Technologies' corporate staff responsible for 10-K, 10-Q and proxy reporting will assist Electronics by preparing applicable SEC and Nasdaq - mandated reports for filing by Electronics. This service will continue for no more than five fiscal quarters following the date of separation unless otherwise agreed pursuant to future negotiations.

     3.   FEES & PAYMENTS

          a. Electronics shall pay fees to Technologies for the above described managerial services. The amount to be paid shall be negotiated on an arms length basis within 60 days following the date hereof. In addition, Electronics will pay such additional costs and expenses as have typically been separately invoiced in the past for professional services such as audit and tax preparation support, employee benefit record keeping and financial advisory services, legal advice, and insurance policy premiums.

          b. Fees for Technologies' services shall be payable monthly, pro rated for fractional periods and invoiced in advance before the 10th of each month. Electronics agrees to pay Technologies' invoices net within 30 days. Additional costs and expenses incurred for professional services shall be invoiced directly to Electronics. Where practical considerations dictate that Technologies should pay for the professional services directly, or on behalf of Electronics, Electronics agrees to reimburse Technologies immediately following receipt of Technologies' invoice which details the charges.

          c. It is the intent of the parties that the fees shall bear a reasonable relationship to actual costs. The need for continued service (if any) and the fees (if any) therefore shall be reviewed after four quarters and adjusted subject to arms length negotiation confirmed in writing.

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4.   TERMINATION.

          Either party may, in its discretion, terminate this Agreement in the event that the other party breaches any material obligation hereunder, which breach continues for a period of sixty (60) days after written notice thereof is delivered by the non-breaching party. Electronics may terminate this Agreement at will, sixty (60) days after written notice of such intent to terminate has been given to Technologies. In the event of termination, the fees due Technologies shall accrue through the date of termination.

     5.   NOTICES.

          All notices, requests and other communications to Technologies or Electronics/Medical hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or such other address as may be specified in writing to the other party hereto):

               BEI Technologies, Inc.
               One Post Street, Suite 2500
               San Francisco, CA  94104
               Attn: President

               BEI Electronics, Inc.
               83 Hobart Street
               Hackensack, NJ    07601
               Attn: President

          Any notice or communication given in conformity with this Section shall be deemed to be effective when received by the addressee, if delivered by hand, and three days after mailing, if mailed.

     6.   SUCCESSORS.

          The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon Technologies, Electronics, and their respective successors and assigns; provided, however, that neither Technologies nor Electronics may assign or otherwise transfer any of its rights and interests, nor delegate any of its respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto.

     7.   GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts entered into and performed entirely within California.

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     8.   SEVERABILITY.

     If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law,
(a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

     9.   FORCE MAJEURE.

          a. ACTS CONSTITUTING FORCE MAJEURE. Neither party shall be liable to the other arising out of a delay in its performance of this Agreement arising from causes beyond its reasonable control. Without limiting the generality of the foregoing, such events include any act of God; accident; explosion; fire; earthquake; flood; strikes; labor disputes; riots; sabotage; embargo; equipment failure; federal, state, or local legal restriction or limitation. Neither party shall be required to resolve labor disputes, but shall use commercially reasonable efforts to seek alternative sources to the extent practicable.

          b. NOTICE REQUIREMENT. When circumstances occur that delay the performance of either party under this Agreement, whether or not such circumstances are excused pursuant to Section 7.1 above, such party shall, when it first becomes aware of such circumstances, promptly notify the other party, by facsimile or by telephone confirmed in writing within two (2) business days in the case of oral notice. Within ten (10) business days of the date when either party first becomes aware of the event which it contends is responsible for the delay, it shall supply to the other party in writing the reason(s) for and anticipated duration of such delay, the measures taken and to be taken to prevent or minimize the delay, and the timetable for the implementation of such measures.

     10.  HEADINGS.

          Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

     11.  ENTIRE AGREEMENT; AMENDMENT.

          This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and may not be changed or cancelled except in writing signed by all parties hereto.

     12.  EXECUTION IN COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written. This Agreement may only be amended or modified by a written agreement executed by both parties.

                                    BEI Technologies, Inc.

                                    by:  ____________________________

                                         ____________________________
                                         Title:  President


                                    BEI Electronics, Inc.

                                    by:  ____________________________

                                         ____________________________
                                         Title:  President

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